Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Stacy Frole
http://ir.cedarfair.com		419.627.2227

CEDAR FAIR REPORTS RECORD THIRD-QUARTER REVENUES; INCREASES QUARTERLY CASH DISTRIBUTION BY 4%

SANDUSKY, OHIO, October 30, 2018 - Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today reported record net revenues for its third quarter ended September 23, 2018 and announced a 4% increase in its quarterly cash distribution.
Highlights

•
Cedar Fair reported record net revenues of $664 million in the third quarter. The 2% increase over last year’s third-quarter results was driven by a 2% increase in average in-park guest per capita spending and an 8% increase in out-of-park revenues, including resort accommodations.

•	Preliminary net revenues for the 10-months ended Sunday, October 28, 2018, were up 1%, driven by a 1% increase in average in-park guest per capita spending and a 5% increase in out-of-park revenues.

•	The Company reaffirms its expectations to achieve full-year net revenues between $1.32 billion and $1.34 billion and Adjusted EBITDA[1] between $460 million and $470 million.

•
Consistent with Cedar Fair’s long-term commitment to increase the distribution annually, its Board of Directors declared a 4% increase in the Company’s quarterly cash distribution to $0.925 per limited partner (LP) unit, payable December 17, 2018. The distribution represents an annualized rate of $3.70 per LP unit and a more than 7% yield at current market prices.

•	Early sales from 2019 advance purchase commitments to date, including season passes, are showing strength when compared to the same time last year, driven by enhancements to the program.

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1For additional information regarding Adjusted EBITDA, including how the Company defines and uses Adjusted EBITDA, see the attached historical reconciliation table and related footnotes. The Company is not reconciling Adjusted EBITDA guidance to Net Income, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain individual items required to reconcile Adjusted EBITDA guidance with the most directly comparable GAAP financial measure (Net Income). These items include the net effect of swaps, non-cash foreign currency (gain) loss, as well as other non-cash and unusual items and other adjustments as defined under the Company’s debt agreements, which are difficult to predict in advance in order to include in a GAAP estimate.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record Third-Quarter Revenues;
Increases Quarterly Cash Distribution by 4%
October 30, 2018

CEO Commentary
Commenting on third-quarter and year-to-date results, Cedar Fair’s president and CEO Richard Zimmerman said, “Our solid third-quarter results reflect a sustained momentum at our parks, following a strong performance in August. This strength carried into October as we continue to broaden our entertainment offerings for audiences of all ages during our award winning Halloween events. These results reaffirm our confidence in the strength of our business model, as well as our ability to provide compelling entertainment experiences for today’s consumer.
“I am proud of the entire Cedar Fair team and what we have accomplished so far this year - producing strong current results while focusing on growing the business and creating value for our guests and unitholders over the long term,” continued Zimmerman. “Thanks to our commitment to providing our guests with an amazing experience each and every time they visit our parks, 2018 is on track to be our eighth consecutive year of record net revenues, driven by strength across our three core metrics: attendance, in-park guest spending and out-of-park revenues. Guests of all ages have been delighted by our new rides, attractions and immersive entertainment offerings. By building on our momentum and extending these successful initiatives with our expanded WinterFest holiday celebrations, we expect to drive increased traffic this November and December over last year. We will continue to leverage our management expertise and superior assets to offer a broader entertainment experience at a quality and scale no other regional entertainment venue can match.
“As we strategically invest in long-term growth, we are committed to returning an attractive and sustainable distribution to our unitholders,” said Zimmerman. “Based on the resiliency of our cash flow generation, the strength of our balance sheet and the confidence of our board and management team, we are pleased to announce a 4% increase in our 2018 fourth-quarter distribution, which is consistent with our long-term target for distribution growth. The Company’s attractive, sustainable and growing distribution is a key aspect of our value proposition for investors, and we remain committed to further extending our long track record of distribution growth in 2019 and beyond.”
Third-Quarter Results
Cedar Fair’s net revenues increased to $664 million for the third quarter, up $11 million, or 2%, compared with the third quarter ended September 24, 2017. The increase in revenues was the result of a 2%, or $0.74, increase in average in-park guest per capita spending to $49.47, as well as a $5 million, or 8%, increase in out-of-park revenues to $70 million compared with the same period a year ago. These increases were slightly offset by a less than 1%, or 57,000-visit, decrease in attendance to 12.4 million visits compared with the third quarter of 2017.
The increase in average in-park guest per capita spending was driven by a 4% increase in pure in-park spending, while admissions per capita was comparable with the third quarter last year. Excluding the free pre-K season pass program, admissions per capita would have been up 1% compared with the same period last year. The food and beverage category led the increase in pure in-park spending, supported by the increasing popularity of the all-season dining and beverage

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record Third-Quarter Revenues;
Increases Quarterly Cash Distribution by 4%
October 30, 2018

programs. The increase in out-of-park revenues resulted from higher occupancy rates and average daily room rates at the Company’s resort hotels, including the new 158-room tower at Cedar Point’s historic beachfront Hotel Breakers.
Although attendance increased in August and the post-Labor Day period, overall attendance during the quarter declined modestly due to inclement weather. Disruptive weather patterns across most of the country throughout July and the impact of Hurricane Florence, which forced the closure of two parks in the Mid-Atlantic for a weekend in September, contributed to the slight decline in attendance for the quarter.
Operating income for the third quarter of 2018 was $259 million, up 1% when compared with the prior-year third quarter, due to the 2% increase in net revenues. The increase in net revenues was partially offset by an increase in depreciation and amortization expense primarily due to a change in the estimated useful life of an asset at one of the Company’s parks, as well as an increase in loss on impairment/retirement of fixed assets in the third quarter of 2018. Operating costs and expenses, which totaled $328 million for the third quarter of 2018, were comparable with the same period a year ago.
Interest expense and net effect of swaps for the third quarter were both comparable to the same period in the prior year. During the third quarter, the Company recognized a $13 million net benefit to earnings for foreign currency gains compared with a $29 million net benefit to earnings for the comparable period in 2017. Both amounts primarily represent re-measurement of the US-dollar denominated debt held at the Company’s Canadian property from the applicable currency to the legal entity’s functional currency.
A $39 million provision for taxes was recorded for the quarter to account for the tax attributes of the Company’s corporate subsidiaries and publicly traded partnership taxes, compared with a $74 million provision for taxes in the same period a year ago. This decrease in provision for taxes relates to the decrease in the federal statutory income tax rate resulting from the implementation of the 2017 Tax Cuts and Jobs Act and the decrease in pretax income from the Company’s corporate subsidiaries.
Net income for the third quarter of 2018 totaled $213 million, or $3.76 per diluted LP unit, an increase of $22 million, or 11%, when compared with the same period a year ago.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, was $338 million in the third quarter, up 1%, or $4 million, from the third quarter of last year. See the attached table for a reconciliation of net income to Adjusted EBITDA.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record Third-Quarter Revenues;
Increases Quarterly Cash Distribution by 4%
October 30, 2018

October Operations
Based on preliminary results through October 28, 2018, net revenues were up $9 million, or 1%, to $1.25 billion when compared with the 10-month period a year ago. The year-to-date increase was driven by a 1% increase in average in-park guest per capita spending and a 5% increase in out-of-park revenues, offset slightly by a 1% decrease in attendance.
Distribution Declaration
Today, the Company also announced the declaration of a quarterly cash distribution of $0.925 per LP unit, representing a 4% increase from the previous distribution. The distribution will be paid on December 17, 2018, to unitholders of record on December 4, 2018.
“One of our primary financial objectives has been to further bolster the strength of our balance sheet,” said Executive Vice President and CFO Brian Witherow. “The foundational strength created by our actions over the last seven years, combined with our ability to consistently generate positive free cash flow, gives our board the confidence to maintain our distribution’s 4% growth trajectory for 2019 and beyond. Our strong balance sheet and free cash flow generation also provide us with the financial flexibility to responsibly invest in the long-term growth of the business.”
Outlook
Based on its performance to date and expectations through the end of the year, the Company is reaffirming its previously announced full-year net revenue forecast of $1.32 billion to $1.34 billion and full-year Adjusted EBITDA forecast of $460 million to $470 million in 2018.
The Company’s 2019 marketing programs, which included unlimited visits in 2018 for new 2019 season pass purchases and a new affordable 12-month payment program, are well underway and trending favorably with this same time last year. Notably, next year’s program will be highlighted by two thrill-packed roller coasters in unique themed areas of Canada’s Wonderland and Carowinds. Additionally, Cedar Point will introduce a new interactive adventure where guests of all ages will be challenged, questioned and pushed to the limits in both brain and brute power.
Looking ahead, the Company will continue to seek new ways to broaden the guest experience, expand its season pass platform, and pursue the development of land adjacent to its parks. “While focused on wrapping up a strong finish to 2018, we’re even more excited about the opportunities ahead of us in 2019 and beyond. We remain solidly committed to providing the best entertainment value for our guests and the best long-term investment value in our industry,” Zimmerman concluded.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record Third-Quarter Revenues;
Increases Quarterly Cash Distribution by 4%
October 30, 2018

Conference Call
The Company will host a conference call with analysts today, October 30, 2018, at 10:00 a.m. ET, which will be webcast live in “listen only” mode via the Cedar Fair website (ir.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Tuesday, October 30, 2018, until 11:59 p.m. ET, Tuesday, November 13, 2018. In order to access the replay of the earnings call, please dial (844) 512-2921 followed by the access code 7628007.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks, including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and four hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
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This news release and prior releases are available online at www.cedarfair.com.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record Third-Quarter Revenues;
Increases Quarterly Cash Distribution by 4%
October 30, 2018

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Nine months ended
	9/23/2018	9/24/2017	9/23/2018	9/24/2017
Net revenues:
Admissions	$358,923	$361,279	$590,091	$598,723
Food, merchandise and games	210,426	205,137	361,428	356,512
Accommodations, extra-charge products and other	94,354	86,273	147,227	138,570
	663,703	652,689	1,098,746	1,093,805
Costs and expenses:
Cost of food, merchandise, and games revenues	53,891	52,647	94,912	92,376
Operating expenses	206,505	202,710	462,750	447,379
Selling, general and administrative	67,114	71,663	149,837	151,142
Depreciation and amortization	74,374	70,060	132,114	126,237
Loss on impairment / retirement of fixed assets, net	3,247	1,347	7,959	3,057
Gain on sale of investment	—	(1,877)	—	(1,877)
	405,131	396,550	847,572	818,314
Operating income	258,572	256,139	251,174	275,491
Interest expense	21,464	21,638	62,563	62,472
Net effect of swaps	(1,217)	(952)	(5,751)	3,717
Loss on early debt extinguishment	—	—	1,073	23,115
Loss (gain) on foreign currency	(13,054)	(29,193)	12,024	(35,047)
Other income	(698)	(416)	(1,186)	(464)
Income before taxes	252,077	265,062	182,451	221,698
Provision for taxes	38,770	73,747	33,301	63,769
Net income	213,307	191,315	149,150	157,929
Net income allocated to general partner	3	1	2	1
Net income allocated to limited partners	$213,304	$191,314	$149,148	$157,928

Net income	$213,307	$191,315	$149,150	$157,929
Other comprehensive income (loss), (net of tax):
Foreign currency translation adjustment	(5,276)	(11,143)	5,990	(13,085)
Unrealized loss on cash flow hedging derivatives	2,116	1,994	6,250	5,981
Other comprehensive income (loss), (net of tax)	(3,160)	(9,149)	12,240	(7,104)
Total comprehensive income	$210,147	$182,166	$161,390	$150,825
Basic income per limited partner unit:
Weighted average limited partner units outstanding	56,231	56,078	56,205	56,062
Net income per limited partner unit	$3.79	$3.41	$2.65	$2.82
Diluted income per limited partner unit:
Weighted average limited partner units outstanding	56,696	56,591	56,753	56,631
Net income per limited partner unit	$3.76	$3.38	$2.63	$2.79

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita amounts)

	Three months ended		Nine months ended
	9/23/2018	9/24/2017	9/23/2018	9/24/2017
Attendance	12,371	12,428	21,026	21,293
In-park per capita spending	$49.47	$48.73	$47.80	$47.24
Out-of-park revenues	$70,129	$65,103	$126,306	$120,165

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Record Third-Quarter Revenues;
Increases Quarterly Cash Distribution by 4%
October 30, 2018

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	9/23/2018	9/24/2017
Cash and cash equivalents	$190,756	$249,946
Total assets	$2,128,948	$2,176,572
Long-term debt, including current maturities:
Term debt	$724,596	$723,385
Notes	937,440	936,241
	$1,662,036	$1,659,626
Total partners' equity	$91,670	$75,282

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended		Nine months ended
(In thousands)	9/23/2018	9/24/2017	9/23/2018	9/24/2017
Net income	$213,307	$191,315	$149,150	$157,929
Interest expense	21,464	21,638	62,563	62,472
Interest income	(530)	(351)	(811)	(399)
Provision for taxes	38,770	73,747	33,301	63,769
Depreciation and amortization	74,374	70,060	132,114	126,237
EBITDA	347,385	356,409	376,317	410,008
Loss on early debt extinguishment	—	—	1,073	23,115
Net effect of swaps	(1,217)	(952)	(5,751)	3,717
Non-cash foreign currency (gain) loss	(13,064)	(29,156)	12,026	(34,985)
Non-cash equity compensation expense	1,906	3,126	8,054	9,728
Loss on impairment / retirement of fixed assets, net	3,247	1,347	7,959	3,057
Gain on sale of investment	—	(1,877)	—	(1,877)
Employment practice litigation costs	—	4,696	—	4,696
Other (1)	(120)	49	(27)	397
Adjusted EBITDA (2)	$338,137	$333,642	$399,651	$417,856

(1)
Consists of certain costs as defined in the Company's Amended 2017 Credit Agreement and prior credit agreements. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses, costs associated with certain ride abandonment or relocation expenses, and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233